Issuer Free Writing Prospectus
Filed by: Eastman Chemical Company
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-159259
Eastman Chemical Company
Pricing Term Sheet
$250,000,000 5.500% Notes due 2019

Issuer:	Eastman Chemical Company
Security Type:	Senior Unsecured Notes
Ratings:*	Baa2/BBB/BBB
Pricing Date:	October 28, 2009
Settlement Date:	November 2, 2009 (T+3)
Principal Amount:	US $250,000,000
Maturity:	November 15, 2019
Benchmark:	3.625% notes due August 15, 2019
Benchmark Yield:	3.413%
Re-Offer Spread to Benchmark:	T+210 bps
Coupon:	5.500%
Price to Public:	99.898%
Yield to Maturity:	5.513%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2010
Optional Redemption:	At any time at discount rate of Treasury + 30 bps
CUSIP/ISIN:	277432AH3/US277432AH37
Joint-Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-managers:	RBS Securities Inc.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Banc of America Securities LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.

* Note: A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.
This pricing term sheet supplements the preliminary prospectus supplement issued by Eastman Chemical Company on October 28, 2009 relating to its prospectus dated May 15, 2009.
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